AMENDMENT TO CONSULTANCY AGREEMENT

THIS AMENDMENT TO CONSULTANCY AGREEMENT is made as of this ___ day of March, 2005, by and between Advaxis, Inc, a Colorado corporation, having a principal place of business at 212 Carnegie Center, Princeton, NJ (“Company”), and LVEP Management, LLC with a place of business at 111 River Street, 10th floor, Hoboken, NJ 07030 (“Consultant”).

WHEREAS, Consultant and Company have entered into a Consultancy Agreement for the performance by Consultant of certain consulting services on January __ 2005 (the “Agreement”); and

WHEREAS, Consultant and Company wish to amend Schedule B and certain terms of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions hereinafter set forth, and intending to be legally bound, Company and Consultant agree as follows:

1.	Compensation: Company shall pay Consultant or its designee the compensation per the attached Amended Schedule B effective April 1, 2005.

2.	Term and Termination:

a.
Term. The initial term of this Agreement shall begin on January 1. 2005 and shall end on December 31, 2005 (“Initial Term”). Thereafter, the Term shall be automatically extended by 12-month periods unless Company notifies Consultant no later than 60 days prior to the end of the Initial Term or any extension thereof of its intent not to extend the Agreement.

b.
Termination. Consultant may terminate this Agreement for any reason during the term hereof upon forty five (45) days prior written notice to the Company. Company may terminate the Agreement upon forty five (45) days prior written notice to the Consultant provided that upon such early termination Company shall continue to pay Consultant the full consulting fee, option vesting, benefits and expenses for 6 months following the termination date.

3.	All other terms and conditions remain unchanged.

IN WITNESS HEREOF, the parties have read and agree to be bound by the above terms and conditions and have entered into this Agreement effective as of the date set forth above.

Company	Consultant
By:	By:
(Signature)	(Signature)

Printed Name	Printed Name

Title	Title

Date	Date

Amended Schedule B

COMPENSATION AND PAYMENT SCHEDULE.

i.
Cash: during the Term of the Agreement, and starting as of April 1, 2004, Company shall pay Consultant $166,500 per annum ($13,875 per month payment) until the Company closes on $1 million in equity. Thereafter $185,000 annually ($15,416 per month payment), paid monthly.

ii.	Bonus: Consultant shall receive a maximum potential one time payment at each year-end equal to 60% of the bonus received by the CEO.

iii.	Benefits: Company shall reimburse Consultant for the same level and type of benefits which it provides to its most senior executives.

iv.
Expenses: Company shall reimburse all approved expenses incurred by Consultant in connection with the Services provided herein. Expenses in excess of $1,000.00 shall have prior authorization from the CEO.

v.
Options:  Company shall grant Consultant new option grant (“New Grant”) which, shall be equal to 3% (three percent) of the total issued and outstanding common shares of the Company, as of March 31, 2005. The New Grant shall be subject to the terms and condition of the Company’s 2005 option plan upon the approval and establishment of such plan (“Plan”) or upon the expansion of the existing plan. The options shall be non-qualified and shall vest monthly over four years.

vi.	Vacation: Consultant may provide to its employees 21 annual vacation days not including holidays.

vii.	Time commitment: Consultant shall not exceed more than 20% (twenty percent)of normal working hours on any outside project during any given work week without the approval of the CEO.

Company	Consultant
By:	By:
(Signature)	(Signature)

Printed Name	Printed Name

Title	Title

Date	Date